     As filed with the Securities and Exchange Commission on June 26, 1998
                            Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                          SEL-DRUM INTERNATIONAL, INC.

             (Exact name of Registrant as Specified in Its Charter)

           New York                                          84-1236134
    (State or Other Jurisdiction of                       (I.R.S. Employer
    Incorporation or Organization)                       Identification No.)

                               501 Amherst Street
                          Buffalo, New York 14207-2913
                                 (800) 263-9356
                    (Address of Principal Executive Offices)
                              --------------------

                          Sel-Drum International, Inc.
            1995 Employee and Non-Employee Director Stock Option Plan

Non-Incentive Stock Option Grant granted as of November 3, 1997 by Sel-Drum International, Inc. to Raymond C. Sparks
                            (Full Title of the Plans)
                              --------------------

                                Raymond C. Sparks
                      President and Chief Executive Officer
                          Sel-Drum International, Inc.
                               501 Amherst Street
                          Buffalo, New York 14207-2913
                     (Name and Address of Agent For Service)
                              --------------------

                                 (800) 263-9356
          Telephone Number, Including Area Code, of Agent for Service
                              --------------------

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                                     Proposed          Proposed
                                                                     Maximum           Maximum              Amount of
                     Title of Securities      Amount To Be        Offering Price       Aggregate           Registration
Title of Plan         to be Registered         Registered          Per Share(1)      Offering Price(1)         Fee
---------------------------------------------------------------------------------------------------------------------------
Sel-Drum Inter-
national, Inc.
1995 Employee
and Non-Employee          Common Stock
Directory Stock           par value $.01
Option Plan               per share                  500,000             $.9688            $484,000               $143
---------------------------------------------------------------------------------------------------------------------------
Non-Incentive Stock
Option Grant granted
as of November 3, 1997
by Sel-Drum Inter-       Common Stock,
national, Inc. to        par value $.01
Raymond C. Sparks        per share                  250,000                $.40            $100,000                $30
---------------------------------------------------------------------------------------------------------------------------
Total                                               750,000                                $584,000               $173
===========================================================================================================================

     (1)Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h)
        of the Securities Act of 1933 and based upon the average bid and asked prices as reported on June 22, 1998.

        Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the Plans.

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

           PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.        INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents of the Registrant previously filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

        (a) Annual Report on Form 10-KSB for the fiscal year ended July 31, 1997, filed on October 29, 1997 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

        (b) Quarterly Report on Form 10-QSB for the fiscal quarter ended October 31, 1997, filed on December 15, 1997 pursuant to Section 13 of the Exchange Act;

        (c) Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 1998, filed on March 17, 1998 pursuant to Section 13 of the Exchange Act;

        (d) Quarterly Report on Form 10-QSB for the fiscal quarter ended April 30, 1998, filed on June 12, 1998, pursuant to Section 13 of the Exchange Act; and

        (e) Proxy statement on Schedule 14A dated December 12, 1997, filed pursuant to Section 14 of the Exchange Act.

        (f) Description of the Registrant's Common Stock, par value $.01 per share, contained in Exhibit 3(a) to its Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 1998.


        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement (and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.        DESCRIPTION OF SECURITIES

        Not Applicable.

ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL

        Not Applicable.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Reference is made to Sections 721 through 725 of the New York Business Corporation Law (the "NYBCL"), which provide for indemnification of directors and officers of New York corporations under certain circumstances.

        Section 722 of the NYBCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, a "derivation action"), if they acted in good faith and in a manner they



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
reasonably believed to be in the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful; and, in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the corporation, reasonably believed to be in, or not opposed to, the best interest of the corporation. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, unless prior court approval of indemnification has been obtained. Section 721 of the NYBCL provides that Article 7 of the NYBCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholder vote, agreement or otherwise.

        The Registrant's Restated Certificate of Incorporation requires the Registrant to indemnify its officers and directors to the fullest extent permitted under the NYBCL. Furthermore, the Registrant's By-laws provides that the Registrant, to the fullest extent permitted and in the manner required by the laws of the State of New York, may indemnify any officer or director (and the heirs and legal representatives of such person) made, or threatened to be made, a party in an action or proceeding (including, without limitation, one by or in the right of the Registrant to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Registrant served in any capacity at the request of the Registrant, by reason of the fact that such director or officer, or such director's or officer's testator or intestate, was a director or officer of the Registrant or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity.

        Section 402(b) of the NYBCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of the corporation's directors to the corporation or its shareholders for damages for any breach of a director's duty, provided that such provision does not eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director's acts of omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which the director was not legally entitled or that the director's acts violated Section 719 of the NYBCL, or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the NYBCL.

           The Registrant's Restated Certificate of Incorporation provides that a member of the Registrant's Board of Directors shall not be personally liable to the Registrant or its shareholders for damages for any breach of duty in his capacity as such; provided, however, that the foregoing provision in the Restated Certificate of Incorporation shall not be construed to eliminate (i) the liability of any director if a judgment or other adjudication adverse to such director establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that such director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or that such director's acts violated
Section 719 of the NYBCL (concerning liability of directors in certain

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
cases), or (ii) the liability of any director for any act or omission prior to the adoption of the foregoing provisions. The Restated Certificate of Incorporation further provides that if the NYBCL is amended after adoption of the foregoing provisions contained in the Registrant's Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any director of the Registrant shall be eliminated or limited to the fullest extent permitted by the NYBCL, as so amended. The Registrant's Restated Certificate of Incorporation provides that any repeal or modification of the foregoing provisions contained in the Registrant's Restated Certificate of Incorporation by the shareholders of the Registrant shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

        Article V of the Registrant's By-laws provides each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or his testator or intestate (i) is or was a director or officer of the Registrant or
(ii) is or was a director or officer of the Registrant who serves or served, in any capacity, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the Registrant (hereinafter an "indemnitee"), shall be indemnified and held harmless by the Registrant against all expense, liability and loss, including without limitation ERISA excise taxes or penalties, judgments, fines, penalties, amounts paid in settlement (provided the Board of Directors of the Registrant shall have given its prior consent to such settlement, which consent shall not be unreasonably withheld by it) and reasonable expenses, including attorneys' fees, suffered or incurred by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs and fiduciaries; provided, however, that no indemnification may be made to or on behalf of any director or officer if his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or otherwise disposed of, or if he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Notwithstanding the foregoing, the Registrant shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors and is consistent with the Registrant's By-laws.

General Effect
--------------

        The general effect of the aforementioned provisions of the NYBCL and the Registrant's Restated Certificate of Incorporation and By-laws is to eliminate the rights of the Registrant and its shareholders (through shareholders' derivative suits on behalf of the Registrant) to recover monetary damages in the event of a breach of fiduciary duty as a director (including breach of duty in the case of negligent or grossly negligent behavior) except in the situations as described above. The aforementioned provisions will not affect the availability of injunctive relief against directors of the Registrant (although such relief may not always be available as a practical matter), nor will it limit directors' liability for violations of the federal securities laws.


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
ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED

        Not Applicable.

ITEM 8.        EXHIBITS

        Exhibits filed as part of this Registration Statement are listed on the Index to Exhibits.


ITEM 9.        UNDERTAKINGS

        (a) The undersigned Registrant hereby undertakes (subject to the proviso contained in Item 512(a) of Regulation S-K):

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               INDEX TO EXHIBITS

EXHIBIT 4 - INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS,
           INCLUDING INDENTURES

        4.1 Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3(a) of the Registrant's Form 10-QSB for the fiscal quarter ended January 31, 1998, filed with the Commission on March 17, 1998).

        4.2 By-laws of the Registrant (incorporated by reference to Exhibit 3(b) of the Registrant's Form 10-QSB for the fiscal quarter ended January 31, 1998, filed with the Commission on March 17, 1998).

EXHIBIT 5 - OPINION RE:   LEGALITY

      * 5.1 Opinion of Harter, Secrest & Emery LLP

EXHIBIT 15 - LETTER ON UNAUDITED INTERIM FINANCIAL INFORMATION

        Not applicable.

EXHIBIT 23 - CONSENTS OF EXPERTS AND COUNSEL

      * 23.1 Consent of Mengel, Metzger, Barr & Co. LLP

      * 23.2 Consent of Harter, Secrest & Emery LLP (included in Exhibit 5.1)

EXHIBIT 24 - POWER OF ATTORNEY

        Not applicable.

EXHIBIT 99 - ADDITIONAL EXHIBITS

      * 99.1 Sel-Drum International, Inc. 1995 Employee and Non-Employee Director Stock Option Plan

--------
* Exhibit filed with this Registration Statement.



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

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of Burlington, Ontario, Canada, on this 25th day of June, 1998.

                                           SEL-DRUM INTERNATIONAL, INC.


                                           By: /s/ Raymond C. Sparks
                                              ----------------------------------
                                           Raymond C. Sparks
                                           President and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                                               TITLE                            DATE


/s/ Raymond C. Sparks                           President and Chief Executive          June 19, 1998
---------------------------------------------   Officer (Principal Executive
Raymond C. Sparks                               Officer)

/s/ John C. Hall                                Vice President - Finance               June 19, 1998
---------------------------------------------   (Principal Financial Officer
John C. Hall                                    and Principal Accounting
                                                Officer)

/s/ Brian F. Turnbull                           Chairman of the Board of               June 22, 1998
---------------------------------------------   Directors
Brian F. Turnbull

/s/ Robert M. Orr                               Director                               June 19, 1998
---------------------------------------------
Robert M. Orr

/s/ Robert E. Asseltine                         Director                               June 25, 1998
---------------------------------------------
Robert E. Asseltine


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